Exhibit 99.1
NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release
Media: Peter J. Faur
(602) 366-7993

Investors: Stanton K. Rideout
(602) 366-8589
Phelps Dodge Reports Record Quarterly Net Income of $888.0 Million, or $4.36 Per Share, for the
2006 Third Quarter (Includes Mark-to-Market Accounting Charges of $110.5 Million, or 54 Cents
Per Share, from Copper Price Protection Programs and Net Special Gains of $34.8 Million, or 17 Cents
Per Share); Cash from Operating Activities of $1,681.1 Million
2006 Third Quarter Highlights
•	Third quarter net income of $888.0 million ($4.36 per share); 2005 third quarter net income was $366.1 million ($1.81 per share)

•	Third quarter net income was negatively impacted by an after-tax charge of $110.5 million (54 cents per share) for mark-to-market accounting charges on our 2006 and 2007 copper collars and copper put options

•	Third quarter net income included after-tax, net special gains of $34.8 million (17 cents per share); 2005 third quarter net income included after-tax, net special charges of $75.8 million (37 cents per share) (see Note 1)

•	The London Metal Exchange (LME) copper price averaged $3.479 per pound in the 2006 third quarter, compared with $1.704 in the 2005 third quarter and $3.271 in the 2006 second quarter

•	The New York Commodity Exchange (COMEX) copper price averaged $3.539 per pound in the 2006 third quarter, compared with $1.701 in the 2005 third quarter and $3.375 in the 2006 second quarter

•	The Metals Week Dealer Oxide molybdenum price averaged $26.22 per pound in the 2006 third quarter, compared with $30.74 in the 2005 third quarter and $24.55 in the 2006 second quarter

•	Cash flow from operating activities was $1,681.1 million for the 2006 third quarter, compared with $354.4 million in the 2005 third quarter and $1,111.8 million in the 2006 second quarter

•	Phelps Dodge received a gross Combination Agreement termination fee of $125 million in cash from Inco ($82.3 million net of expenses) — we expect to receive an additional $350 million from Inco if it consummates a change-of-control transaction on or prior to September 7, 2007

Consolidated Results*

			Nine Months Ended
	Third Quarter		September 30,
($ in millions except per share amounts)	2006	2005	2006	2005
Sales and other operating revenues	$3,458.3	2,179.0	8,675.1	6,031.5
Operating income	$1,334.0	560.3	2,871.5	1,260.9
Minority interests in consolidated subsidiaries	$(206.0)	(51.6)	(525.3)	(116.5)
Income from continuing operations	$889.1	360.1	1,711.2	1,412.6
Income (loss) from discontinued operations	$(1.1)	6.0	(17.7)	22.5
Net income	$888.0	366.1	1,693.5	1,435.1
Diluted earnings per common share**	$4.36	1.81	8.33	7.10
Cash flow from operating activities	$1,681.1	354.4	3,326.2	1,299.1
Capital outlays and investments	$247.9	224.1	830.0	403.7
Total debt at period end	$921.6	730.7	921.6	730.7
Total debt-to-capital ratio	10.4%	9.8%	10.4%	9.8%
Total cash at period end	$4,126.2	2,505.3	4,126.2	2,505.3

*	The operating results of Columbian Chemicals have been reported separately from continuing operations and shown as discontinued operations, with the exception of cash flow information, for all periods presented (see Note 5).

**	Per share amounts for the quarter and nine months ended September 30, 2005, have been adjusted to reflect the March 10, 2006, stock split.
Supplemental Data — Special Items, Net of Taxes
(Includes Special Items and Provisions, Net, in Operating Income and
Other Non-Operating Significant Items Affecting Comparability of Results)

			Nine Months Ended
	Third Quarter		September 30,
($ in millions except per share amounts)	2006	2005	2006	2005
Special items and provisions, net (included in operating income)	$(32.5)	(45.0)	(62.6)	(481.3)
Total, after taxes	$34.8	(75.8)	(19.9)	150.1
Per share**	$0.17	(0.37)	(0.10)	0.74
The above table presents supplemental information of what management believes to be special items. Special items include those operating and non-operating items that management believes should be separately discussed to assist in the understanding of the financial performance of the company and the comparability of its results. Such special items are primarily unpredictable and atypical of the company’s operations in a given period. In addition, management measures the performance of its reportable segments excluding special items. This supplemental information is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our U.S. GAAP results. The tax impacts of the special items were determined at the marginal effective tax rate of the appropriate taxing jurisdiction, including provision for valuation allowance, if warranted. Our measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 for further details of special items.

Live audio Webcast on October 24 at 10:30 a.m. (EDT); visit: www.phelpsdodge.com for more details

PHOENIX, October 24, 2006 — Phelps Dodge Corp. (NYSE: PD) today reported consolidated net income for the 2006 third quarter of $888.0 million, or $4.36 per share, and $1,693.5 million, or $8.33 per share, for the first nine months of 2006. Net income was negatively impacted by after-tax charges of $110.5 million, or 54 cents per share, in the 2006 third quarter, and $923.5 million, or $4.54 per share, in the first nine months of 2006 for mark-to-market accounting charges on our 2006 and 2007 copper collars and copper put options that do not qualify for hedge accounting. Net income also included after-tax, net special gains totaling $34.8 million, or 17 cents per share, for the 2006 third quarter; and after-tax, net special charges totaling $19.9 million, or 10 cents per share, for the first nine months of 2006 (refer to Note 1). By comparison, the company reported net income of $366.1 million, or $1.81 per share, for the 2005 third quarter, and $1,435.1 million, or $7.10 per share, for the first nine months of 2005. Net income included after-tax, net special charges of $75.8 million, or 37 cents per share, for the 2005 third quarter, and after-tax, net special gains totaling $150.1 million, or 74 cents per share, for the first nine months of 2005 (refer to Note 1).
J. Steven Whisler, chairman and chief executive officer, said: “Phelps Dodge continues to benefit from strong market fundamentals for copper and molybdenum, and delivered another strong quarterly operating performance and robust cash flows.
“We are focused on our future opportunities to create additional shareholder value. The $850 million expansion of our Cerro Verde mine in Peru is nearing completion, and we expect production from the expansion to commence next month. Our new, $550 million mine at Safford is in the early stages of development, and we are making excellent progress. We also continue to advance the exciting Tenke Fungurume copper/cobalt project in the Democratic Republic of the Congo. These projects together are expected to add approximately 300,000 tons of additional annual copper production to our account by late 2008.
“We remain committed to our four stated priorities of investing appropriately in our existing operations, improving the quality of our asset base, rewarding our shareholders, and maintaining a strong balance sheet and financial flexibility.”
Sales
Consolidated sales and other operating revenues were $3,458.3 million in the 2006 third quarter and $8,675.1 million in the first nine months of 2006, compared with $2,179.0 million and $6,031.5 million in the corresponding 2005 periods. Sales during the three-month and nine-month periods ended September 30, 2006 and 2005, were negatively impacted by net copper pricing adjustments associated with our 2006 and 2007 copper collar price protection programs. These programs represent approximately 25 percent of our expected annual copper sales for 2006 and approximately 20 percent for 2007. As these sales do not qualify for hedge accounting treatment, the entire quantity hedged for both years was adjusted to fair market value based on the forward curve price at September 30, 2006, with the adjustment recorded in revenues. The actual impact of our 2006 and 2007 zero-premium copper collar price protection programs will not be fully determinable until the maturity of the copper collars at each respective year end, with final adjustments based on the average annual price. The approximate 75 percent of sales in 2006 and 80 percent in 2007 not covered by the copper collar price protection programs participate fully in LME and COMEX copper prices.

The following table reflects the significant components of the change in revenues:

($ in millions)		Nine Months Ended
	Third Quarter	September 30,
	2006 vs. 2005	2006 vs. 2005
Higher (lower) copper realizations:
PD-produced sales	$1,081	2,655
Purchased sales	366	947
Mark-to-market accounting adjustments from copper price protection programs	(70)	(1,051)
Other net pricing adjustments	(25)	61

	1,352	2,612

Higher (lower) copper volumes:
PD-produced sales	59	113
Purchased sales	(91)	33

	(32)	146

Lower molybdenum realizations	(57)	(255)
Higher molybdenum sales volumes	31	76
Higher (lower) Phelps Dodge Industries sales	(4)	64
Other, net	(11)	1

	$1,279	2,644

Phelps Dodge Operations:
Phelps Dodge Mining Co. (PDMC)
PDMC Results

			Nine Months Ended
	Third Quarter		September 30,
($ in millions except unit prices)	2006	2005	2006	2005
Sales and other operating revenues to unaffiliated customers	$3,143.0	1,859.7	7,742.0	5,162.2
Operating income	$1,376.0	618.4	2,968.6	1,373.5
Special items and provisions, net (included in operating income)	$(3.0)	(8.5)	(22.9)	(429.4)
Operating income before special items and provisions, net	$1,379.0	626.9	2,991.5	1,802.9
Minority interests in consolidated subsidiaries	$(203.5)	(49.8)	(520.3)	(112.9)
Capital outlays and investments	$240.8	202.1	796.0	359.1

LME copper price (per lb.)	$3.479	1.704	2.997	1.575
COMEX copper price (per lb.)	$3.539	1.701	3.055	1.567
Metals Week molybdenum oxide price (per lb.)	$26.22	30.74	24.56	32.44
M-1 Metals Week molybdenum oxide price (per lb.)	$25.57	31.85	24.50	32.23

Copper production (own mines, in thousand tons)	301.8	304.2	914.4	921.6
Copper sales (own mines, in thousand tons)	298.8	303.4	914.8	927.1
Molybdenum production (own mines, in million lbs.)	16.5	16.4	51.4	47.8
Molybdenum sales (own mines, in million lbs.)	16.6	14.8	51.3	45.2

PDMC operating income before special items and provisions of $1,379.0 million for the 2006 third quarter increased $752.1 million, or 120 percent, compared with the corresponding 2005 period. The increase was primarily due to higher average copper prices (approximately $1.1 billion); partially offset by (i) higher copper production costs (approximately $142 million), (ii) higher adjustments for our copper collars and copper put options (approximately $70 million) and (iii) lower by-product molybdenum revenues (approximately $65 million). Higher copper production costs were primarily due to higher mining and milling rates (approximately $93 million) and higher smelting, refining and freight costs (approximately $47 million). Refer to Note 3 for further discussion of our 2006 and 2007 zero-premium copper collars and copper put options and the impact on the 2006 third quarter.
Phelps Dodge Industries (PDI)
PDI — Wire & Cable Results

			Nine Months Ended
	Third Quarter		September 30,
($ in millions)	2006	2005	2006	2005
Sales and other operating revenues to unaffiliated customers	$315.3	319.3	933.1	869.3
Operating income	$15.0	9.4	37.1	26.7
Special items and provisions, net (included in operating income)	$(7.1)	(1.8)	(15.8)	(3.3)
Operating income before special items and provisions	$22.1	11.2	52.9	30.0
Minority interests in consolidated subsidiaries	$(2.5)	(1.8)	(5.0)	(3.6)
Capital outlays and investments	$4.7	4.7	11.4	12.0

Wire & Cable’s sales of $315.3 million for the 2006 third quarter decreased $4.0 million, or 1 percent, compared with the corresponding 2005 period, primarily due to the absence of North American magnet wire sales (approximately $99 million) and High Performance Conductors (HPC) sales (approximately $26 million) due to the sale of these divisions in the 2006 first quarter; partially offset by higher metal prices (approximately $111 million) and higher sales volumes (approximately $6 million) for energy cables and building wire in the international markets.
Wire & Cable’s operating income before special items and provisions of $22.1 million for the 2006 third quarter increased $10.9 million, or 97 percent, compared with the corresponding 2005 period primarily due to improved margins and higher sales volumes (approximately $9 million) for energy cables and building wire in the international markets.
Corporate Matters
At September 30, 2006, consolidated cash (including restricted cash of $40.1 million) totaled $4,126.2 million, of which $1,974.6 million was held at our international operations.

The following table reflects the U.S. and international components of consolidated cash at September 30, 2006, and December 31, 2005:

($ in millions)	September 30,	December 31,
	2006	2005
U.S. operations:
Phelps Dodge	$2,151.2	1,103.9
Minority participant’s share	0.4	0.4

	2,151.6	1,104.3

International operations:
Phelps Dodge	1,252.0	571.3
Minority participants’ share	722.6	261.9

	1,974.6	833.2

Total consolidated cash	$4,126.2	1,937.5

Cash provided by operating activities was $1,681.1 million in the 2006 third quarter and $3,326.2 million in the first nine months of 2006, compared with $354.4 million and $1,299.1 million in the corresponding 2005 periods. The increase of $2,027.1 million, or 156 percent, in the first nine months of 2006 when compared with the corresponding 2005 period, primarily reflected higher earnings (approximately $1,968 million) exclusive of minority interests, depreciation, deferred income taxes, special items and provisions, and unrealized losses on copper collars and copper put options, coupled with the absence of pension plan contributions made in 2005 (approximately $250 million); partially offset by payments for realized losses on the 2005 copper collars (approximately $187 million).
The company’s total debt at September 30, 2006, was $921.6 million, compared with $828.2 million at June 30, 2006, and $694.5 million at December 31, 2005. The company’s ratio of debt to total capitalization was 10.4 percent at September 30, 2006, versus 10.9 percent at June 30, 2006, and 9.6 percent at December 31, 2005.
On June 25, 2006, Phelps Dodge, Inco Ltd. (Inco) and Falconbridge Ltd. (Falconbridge) entered into a Combination Agreement (the Agreement). On July 28, 2006, as the minimum tender condition of 50.01 percent of Falconbridge common shares had not been satisfied, Inco elected to terminate its offer for Falconbridge, and on September 5, 2006, Phelps Dodge and Inco agreed to terminate the Agreement.
In connection with terminating the Agreement, Phelps Dodge received a gross termination fee of $125 million in cash ($82.3 million net of expenses). This transaction resulted in a 2006 third quarter pre-tax gain of $82.3 million ($62.5 million after-tax), which was included as miscellaneous income and expense, net, in the Consolidated Statement of Income. Inco has agreed to pay an additional $350 million if it consummates a change-of-control transaction on or prior to September 7, 2007 (refer to Note 1).
On April 5, 2006, the company’s board of directors increased the quarterly common stock dividend from 18.75 cents per common share (post-split) to 20 cents per common share, for a total annual dividend of 80 cents per common share. On September 1, 2006, Phelps Dodge paid a regular quarterly dividend of 20 cents per common share for the 2006 third quarter (which was declared on June 7, 2006); the amount paid for the quarter was $40.8 million. On October 23, 2006, Phelps Dodge declared a 2006 fourth quarter dividend of 20 cents per common share to be paid on December 1, 2006, to common shareholders of record at the close of business on November 16, 2006. We have approximately $700 million remaining under our $2.0 billion shareholder capital return program to be returned to our shareholders.

Webcast of Conference Call
The public is invited to listen to a live audio Webcast of the company’s third-quarter conference call with the financial community on October 24 at 10:30 a.m. Eastern Daylight Time. Management plans to discuss 2006 third-quarter results and provide its outlook for the 2006 fourth quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.
Company Profile
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum and is the largest producer of molybdenum-based chemicals and continuous-cast copper rod. The company employs 14,500 people worldwide.
This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2005.
###

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Unaudited; in millions except per share amounts)

			Nine Months Ended
	Third Quarter		September 30,
	2006	2005	2006	2005

Sales and other operating revenues	$3,458.3	2,179.0	8,675.1	6,031.5

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	1,899.4	1,396.5	5,171.0	3,769.7
Depreciation, depletion and amortization	109.7	109.5	324.6	333.9
Selling and general administrative expense	42.9	42.4	141.5	118.4
Exploration and research expense	39.8	25.3	103.9	67.3
Special items and provisions, net (see Note 1)	32.5	45.0	62.6	481.3

	2,124.3	1,618.7	5,803.6	4,770.6

Operating income	1,334.0	560.3	2,871.5	1,260.9
Interest expense	(18.5)	(17.5)	(52.6)	(62.0)
Capitalized interest	17.0	6.7	41.2	9.1
Early debt extinguishment costs	—	(54.0)	—	(54.0)
Gain on sale of cost-basis investment	—	—	—	438.4
Change in interest gain	—	—	—	159.5
Miscellaneous income and expense, net	136.3	20.0	196.9	75.7

Income from continuing operations before taxes, minority interests in consolidated subsidiaries and equity in net earnings (losses) of affiliated companies	1,468.8	515.5	3,057.0	1,827.6
Provision for taxes on income (see Note 2)	(375.3)	(104.3)	(823.8)	(300.4)
Minority interests in consolidated subsidiaries	(206.0)	(51.6)	(525.3)	(116.5)
Equity in net earnings (losses) of affiliated companies	1.6	0.5	3.3	1.9

Income from continuing operations	889.1	360.1	1,711.2	1,412.6
Discontinued operations:
Income (loss) from discontinued operations, net of taxes (see Note 5)	(1.1)	6.0	(17.7)	22.5

Net income	888.0	366.1	1,693.5	1,435.1
Preferred stock dividends	—	—	—	(6.8)

Net income applicable to common shares	$888.0	366.1	1,693.5	1,428.3

Weighted average number of common shares outstanding — basic*	202.5	197.2	202.3	193.7

Basic earnings per common share:
Income from continuing operations	$4.39	1.83	8.46	7.26
Income (loss) from discontinued operations	(0.01)	0.03	(0.09)	0.11

Basic earnings per common share	$4.38	1.86	8.37	7.37

Weighted average number of common shares outstanding — diluted*	203.5	202.7	203.4	202.2

Diluted earnings per common share:
Income from continuing operations	$4.37	1.78	8.42	6.99
Income (loss) from discontinued operations	(0.01)	0.03	(0.09)	0.11

Diluted earnings per common share	$4.36	1.81	8.33	7.10

BUSINESS DIVISIONS (Unaudited; in millions)

Sales and other operating revenues — unaffiliated customers
Phelps Dodge Mining Company	$3,143.0	1,859.7	7,742.0	5,162.2
Phelps Dodge Industries	315.3	319.3	933.1	869.3

	$3,458.3	2,179.0	8,675.1	6,031.5

Operating income (loss)
Phelps Dodge Mining Company	$1,376.0	618.4	2,968.6	1,373.5
Phelps Dodge Industries	15.0	9.4	37.1	26.7
Corporate and Other	(57.0)	(67.5)	(134.2)	(139.3)

	$1,334.0	560.3	2,871.5	1,260.9

*	Per share amounts and weighted average number of common shares outstanding for the quarter and nine months ended September 30, 2005, have been adjusted to reflect the March 10, 2006, stock split.
See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions except per share prices)

	September 30,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$4,086.1	1,916.7
Restricted cash	40.1	20.8
Accounts receivable, net	1,529.9	1,028.0
Mill and leach stockpiles	99.9	36.6
Inventories	374.0	329.5
Supplies	227.1	199.7
Prepaid expenses and other current assets	128.9	83.6
Deferred income taxes	192.1	82.0
Assets held for sale	—	373.8

Current assets	6,678.1	4,070.7
Investments and long-term receivables	192.3	142.6
Property, plant and equipment, net	5,370.3	4,830.9
Long-term mill and leach stockpiles	176.9	133.3
Deferred income taxes	76.9	99.6
Goodwill	12.5	22.3
Intangible assets, net	7.1	7.5
Long-term assets held for sale	—	431.4
Trust assets	579.2	258.4
Other assets and deferred charges	355.8	361.3

	$13,449.1	10,358.0

Liabilities
Current liabilities:
Short-term debt	$63.0	14.3
Current portion of long-term debt	62.2	2.5
Accounts payable and accrued expenses	2,102.9	1,445.7
Accrued income taxes	248.0	23.6
Liabilities related to assets held for sale	—	123.2

Current liabilities	2,476.1	1,609.3
Long-term debt	796.4	677.7
Deferred income taxes	835.1	558.0
Long-term liabilities related to assets held for sale	—	61.3
Other liabilities and deferred credits	1,430.3	934.2

	5,537.9	3,840.5

Minority interests in consolidated subsidiaries	1,427.3	915.9

Shareholders’ equity
Common shares, par value $6.25; 300.0 shares authorized; 204.0 outstanding in 2006 and 203.2 outstanding in 2005*	1,274.9	635.1
Capital in excess of par value	1,365.9	1,998.8
Retained earnings**	3,937.5	3,158.8
Accumulated other comprehensive loss	(94.4)	(154.5)
Other	—	(36.6)

	6,483.9	5,601.6

	$13,449.1	10,358.0

*	Common shares outstanding at December 31, 2005, have been adjusted to reflect the March 10, 2006, stock split.

**	Included cumulative effect credit adjustment of $19.8 million for the adoption of EITF Issue No. 04-6 in the 2006 first quarter.
See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Nine Months Ended
	September 30,
	2006	2005

Operating activities
Net income	$1,693.5	1,435.1
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized losses on copper collars and copper put options	1,215.1	164.5
Depreciation, depletion and amortization	324.9	377.3
Deferred income tax provision (benefit)	145.8	(3.9)
Equity in net earnings (losses) of affiliated companies, net of dividends received	(1.2)	0.3
Gain on sale of cost-basis investment	—	(438.4)
Change in interest gain	—	(159.5)
Special items and provisions, net	62.6	481.3
Early debt extinguishment costs	—	54.0
Minority interests in consolidated subsidiaries	525.7	117.4
Loss on disposition of discontinued operations	29.7	—
Changes in current assets and liabilities:
Accounts receivable	(543.4)	(240.1)
Repayment of securitized accounts receivable	—	(85.0)
Mill and leach stockpiles	(59.2)	0.5
Inventories	(34.0)	(69.4)
Supplies	(28.1)	(26.1)
Prepaid expenses and other current assets	(50.5)	(54.6)
Interest payable	9.4	4.6
Other accounts payable	35.9	71.3
Accrued income taxes	218.8	(18.4)
Realized losses on 2005 copper collars	(187.2)	—
Other accrued expenses	14.7	(0.4)
Pension plan contributions	—	(250.0)
Other operating, net	(46.3)	(61.4)

Net cash provided by operating activities	3,326.2	1,299.1

Investing activities
Capital outlays	(830.3)	(392.5)
Capitalized interest	(41.6)	(9.9)
Investments in subsidiaries and other, net of cash received	0.3	(11.2)
Proceeds from the sale of Columbian Chemicals	505.6	—
Proceeds from the sale of Magnet Wire North American assets	136.6	—
Proceeds from the sale of HPC	49.2	—
Proceeds from asset dispositions	21.1	6.2
Proceeds from sale of cost-basis investments, net of expenses	—	451.6
Restricted cash	(19.3)	(89.1)
Global environmental trust contribution	(300.0)	—
Other investing, net	(0.1)	(2.3)

Net cash used in investing activities	(478.5)	(47.2)

Financing activities
Net increase (decrease) in short-term debt	47.7	(48.7)
Proceeds from issuance of debt	182.0	—
Payment of debt	(2.6)	(313.8)
Common dividends	(934.6)	(84.8)
Preferred dividends	—	(10.1)
Minority interest dividends	(3.1)	(28.4)
Issuance of shares, net	25.6	52.4
Debt issue costs	(2.7)	(5.8)
Proceeds from issuance of Cerro Verde stock, net of expenses	—	441.8
Other financing, net	—	(55.8)

Net cash used in financing activities	(687.7)	(53.2)

Effect of exchange rate impact on cash and cash equivalents	9.4	17.4

Increase in cash and cash equivalents	2,169.4	1,216.1
Cash and cash equivalents at beginning of period	1,916.7	1,200.1

Cash and cash equivalents at end of period	$4,086.1	2,416.2

See Notes to Consolidated Financial Information.

PHELPS DODGE MINING COMPANY
OPERATING STATISTICS
(Unaudited)

			Nine Months Ended
	Third Quarter		September 30,
	2006	2005	2006	2005

Copper production (thousand short tons):
Morenci:
Concentrate	6.4	—	9.0	—
Electrowon	97.4	102.1	294.2	297.2
Bagdad:
Concentrate	13.6	20.8	40.8	69.6
Electrowon	6.9	4.5	18.8	10.7
Sierrita:
Concentrate	18.0	16.8	55.5	54.3
Electrowon	1.9	1.9	5.3	5.8
Miami/Bisbee:
Electrowon	2.3	3.2	7.2	9.2
Chino/Cobre:
Concentrate	11.6	12.3	42.2	37.2
Electrowon	8.9	13.3	30.0	41.8
Tohono:
Electrowon	0.6	0.6	2.1	1.9
Tyrone:
Electrowon	8.0	9.6	24.2	30.9
Candelaria/Ojos del Salado:
Concentrate	52.6	52.1	164.9	159.6
Cerro Verde:
Electrowon	27.0	26.6	78.1	76.6
El Abra:
Electrowon	61.3	55.8	183.5	169.7
Manufacturing	0.9	(0.1)	4.1	1.7

Total copper production	317.4	319.5	959.9	966.2
Less 15% undivided interest at Morenci	15.6	15.3	45.5	44.6

Copper production on a consolidated basis	301.8	304.2	914.4	921.6
Less minority participants’ shares previously accounted for on a pro rata basis:
Candelaria/Ojos del Salado (A)	10.5	8.3	33.0	27.2
Cerro Verde (B)	12.5	12.3	36.2	23.6
El Abra (C)	30.0	27.4	89.9	83.2

Copper production on a pro rata basis	248.8	256.2	755.3	787.6

Copper sales (thousand short tons):
Total copper sales from own mines	314.1	318.7	960.0	971.7
Less 15% undivided interest at Morenci	15.3	15.3	45.2	44.6

Copper sales from own mines on a consolidated basis	298.8	303.4	914.8	927.1
Less minority participants’ shares previously accounted for on a pro rata basis	55.6	48.3	160.8	136.1

Copper sales from own mines on a pro rata basis	243.2	255.1	754.0	791.0

Total purchased copper (thousand short tons)	97.6	123.8	304.3	295.0

Total copper sales on a consolidated basis	396.4	427.2	1,219.1	1,222.1

Molybdenum production (million pounds):
Primary — Henderson	8.7	8.4	27.9	25.3
By-product	7.8	8.0	23.5	22.5

Total molybdenum production	16.5	16.4	51.4	47.8

Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	16.6	14.8	51.3	45.2

(A)	Reflects a 20% partnership interest in Candelaria in Chile; and a 20% equity interest in Ojos del Salado in Chile beginning December 23, 2005.

(B)	Reflects a 17.5% partnership interest in Cerro Verde in Peru through May 31, 2005, and a 46.4% partnership interest beginning June 1, 2005.

(C)	Reflects a 49% partnership interest in El Abra in Chile.

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
1.	Special Items, Net of Taxes (Includes Special Items and Provisions, Net, in Operating Income and Other Non-Operating Significant Items Affecting Comparability of Results)
Following is supplemental information to provide disclosure of what management believes to be special items. Special items include those operating and non-operating items that management believes should be separately discussed to assist in the understanding of the financial performance of the company and the comparability of its results. Such special items are primarily unpredictable and atypical of the company’s operations in a given period. In certain instances, certain transactions such as restructuring costs, asset impairment charges, certain asset disposals, certain legal matters, early debt extinguishment costs or certain tax items are reflected as special items or other non-operating significant items as they are not considered to be representative of the normal course of business. Additionally, environmental provisions and recoveries are included due to their nature and the impact of these amounts on comparison between periods. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of its reportable segments excluding special items. This supplemental information is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our U.S. GAAP results. The tax impacts of the special items or other non-operating significant items were determined at the marginal effective tax rate of the appropriate taxing jurisdictions, including provision for valuation allowance, if warranted. Any supplemental information references to earnings, losses or results excluding special items or before special items is a non-GAAP measure that may not be comparable to similarly titled measures reported by other companies.
For the quarter ended September 30, 2006, the company recognized special, net pre-tax gains of $49.6 million, or $34.8 million after taxes. For the nine months ended September 30, 2006, the company recognized special, net pre-tax charges of $10.0 million, or $19.9 million after taxes. Refer to Note 2 for a further discussion of income taxes.

The following table summarizes special items for the quarter and nine months ended September 30, 2006:

($ in millions except per share amounts)				Nine Months Ended
	2006 Third Quarter			September 30, 2006
			Per			Per
Consolidated Statement of Income Line Item	Pre-tax	After-tax	Share	Pre-tax	After-tax	Share
Special items and provisions, net (included in operating income):
PDMC -
Environmental provisions, net	$(9.9)	(7.5)	(0.04)	(29.5)	(22.4)	(0.11)
Environmental insurance recoveries, net	(0.1)	(0.1)	—	(0.2)	(0.2)	—
Historical legal matters	7.0	5.4	0.03	6.8	5.2	0.03

	(3.0)	(2.2)	(0.01)	(22.9)	(17.4)	(0.08)

PDI -
Asset impairment charges	(5.6)	(5.6)	(0.03)	(5.6)	(5.6)	(0.03)
Dissolution of international wire and cable entity	(1.2)	(1.2)	(0.01)	(1.2)	(1.2)	(0.01)
Sale of North American magnet wire assets:
Loss on disposal	(1.2)	(0.9)	—	(1.0)	(2.0)	(0.01)
Transaction and employee-related costs	0.6	0.5	—	(4.1)	(3.1)	(0.02)
Sale of HPC:
Gain (loss) on disposal	0.5	0.4	—	(1.0)	(1.8)	(0.01)
Transaction and employee-related costs	(0.2)	(0.2)	—	(2.9)	(2.9)	(0.01)

	(7.1)	(7.0)	(0.04)	(15.8)	(16.6)	(0.09)

Corporate and Other -
Environmental provisions, net	(19.5)	(14.8)	(0.07)	(21.6)	(16.4)	(0.08)
Environmental insurance recoveries, net	0.1	0.1	—	0.2	0.2	—
Asset impairment charges	(2.8)	(2.1)	(0.01)	(2.8)	(2.1)	(0.01)
Historical legal matters	(0.2)	(0.2)	—	(0.2)	(0.2)	—
Sale of non-core real estate	—	—	—	0.5	0.4	—

	(22.4)	(17.0)	(0.08)	(23.9)	(18.1)	(0.09)

Special items and provisions, net (included in operating income)	(32.5)	(26.2)	(0.13)	(62.6)	(52.1)	(0.26)

Other non-operating significant items affecting comparability of results:
Miscellaneous income and expense, net (A):
Inco termination fee, net of expenses	82.3	62.5	0.31	82.3	62.5	0.31

Discontinued operations (B):
Loss on disposal of Columbian Chemicals	(0.6)	(1.9)	(0.01)	(15.4)	(16.0)	(0.08)
Transaction and employee-related costs	0.4	0.4	—	(14.3)	(14.3)	(0.07)

	(0.2)	(1.5)	(0.01)	(29.7)	(30.3)	(0.15)

	$49.6	34.8	0.17	(10.0)	(19.9)	(0.10)

(A)	Miscellaneous income and expense, net, of $136.3 million and $196.9 million, as reflected in the Consolidated Statement of Income for the quarter and nine months ended September 30, 2006, respectively, included other amounts that have not been separately disclosed as special items, as these amounts are typical and representative of the normal course of the company’s business in a given period.

(B)	Loss from discontinued operations of $1.1 million and $17.7 million, as reflected in the Consolidated Statement of Income for the quarter and nine months ended September 30, 2006, respectively, included the operating results of Columbian Chemicals of $0.4 million and $12.6 million, respectively, which have not been separately disclosed as special items. Refer to Note 5, Discontinued Operations, for further discussion.

The following table summarizes special items for the quarter and nine months ended September 30, 2005:

($ in millions except per share amounts)
				Nine Months Ended
	2005 Third Quarter			September 30, 2005
			Per			Per
Consolidated Statement of Income Line Item	Pre-tax	After-tax	Share*	Pre-tax	After-tax	Share*
Special items and provisions, net (included in operating income):
PDMC -
Environmental provisions, net	$(8.7)	(6.7)	(0.03)	(24.4)	(18.6)	(0.09)
Environmental insurance recoveries, net	(0.1)	—	—	(1.2)	(0.9)	(0.01)
Asset impairment charges	—	—	—	(419.1)	(320.9)	(1.59)
Historical legal matters	0.3	0.2	—	15.3	11.6	0.06

	(8.5)	(6.5)	(0.03)	(429.4)	(328.8)	(1.63)

PDI -
Environmental provisions, net	(0.1)	(0.1)	—	(0.1)	(0.1)	—
Asset impairment charges	(2.0)	(1.6)	(0.01)	(2.4)	(1.9)	(0.01)
Restructuring programs/closures	0.3	0.3	—	(0.8)	—	—

	(1.8)	(1.4)	(0.01)	(3.3)	(2.0)	(0.01)

Corporate and Other -
Environmental provisions, net	(34.4)	(26.3)	(0.13)	(54.1)	(41.3)	(0.21)
Environmental insurance recoveries, net	0.1	—	—	1.2	0.9	0.01
Historical legal matters	(0.4)	(0.3)	—	4.3	4.1	0.02

	(34.7)	(26.6)	(0.13)	(48.6)	(36.3)	(0.18)

Special items and provisions, net (included in operating income)	(45.0)	(34.5)	(0.17)	(481.3)	(367.1)	(1.82)

Other non-operating significant items affecting comparability of results:
Early debt extinguishment costs	(54.0)	(41.3)	(0.20)	(54.0)	(41.3)	(0.21)

Gain on sale of cost-basis investment	—	—	—	438.4	388.0	1.92

Change in interest gain from Cerro Verde stock issuance	—	—	—	159.5	172.9	0.86

Provision for taxes on income (A):
Foreign dividend tax	—	—	—	—	(2.4)	(0.01)

	$(99.0)	(75.8)	(0.37)	62.6	150.1	0.74

*	After-tax per common share amounts have been adjusted to reflect the March 10, 2006, stock split.

(A)	Provision for taxes on income of $300.4 million, as reflected in the Consolidated Statement of Income for the nine months ended September 30, 2005, included other amounts that have not been separately disclosed as special items, as these amounts are typical and representative of the normal course of the company’s business in a given period.
2.	Provision for Taxes on Income
The company’s income tax provision from continuing operations for the 2006 third quarter resulted from:
•	taxes on earnings at international operations ($194.9 million); and
•	taxes on earnings at U.S. operations ($180.4 million), including benefits from the release of valuation allowances ($0.5 million).

The company’s income tax provision from continuing operations for the nine months ended September 30, 2006, resulted from:
•	taxes on earnings at international operations ($569.5 million); and
•	taxes on earnings at U.S. operations ($254.3 million), including benefits from the release of valuation allowances ($7.4 million).
3.	Zero-Premium Copper Collars and Copper Put Options Outstanding for Certain 2006 and 2007 Expected Production
Phelps Dodge entered into programs to protect a portion of its expected copper production by purchasing zero-premium copper collars (consisting of put options and call options) and copper put options. The copper collars and copper put options are settled on an average LME pricing basis for their respective hedge periods. The copper collar put options and purchased copper put options are settled monthly for 2006 and annually for 2007; all of the copper collar call options are settled annually. The above-mentioned copper collar price protection programs represent approximately 25 percent of our expected annual copper sales for 2006 and approximately 20 percent for 2007. The approximate 75 percent of sales in 2006 and 80 percent in 2007 not covered by the copper collar price protection programs participate fully in higher LME and COMEX copper prices. Phelps Dodge entered into the programs as insurance to help ameliorate the effects of unanticipated copper price decreases.

A summary of the 2006 and 2007 programs for PDMC follows:
PDMC Zero-Premium Copper Collars and Copper Put Option Programs

	2006	2007
Copper Collars:
Pounds of zero-premium copper collars purchased (in millions)	564	486
Average LME put strike price (floor) per pound	$0.954	0.950
Annual average LME call strike price (ceiling) per pound	$1.632	2.002
Associated pre-tax gains (charges) for the 2006 third quarter: (A)
Intrinsic value component (in millions)	$(52)	(120)
Time value component (in millions)	$—	27
Associated pre-tax gains (charges) for the nine months ended September 30, 2006: (A)
Intrinsic value component (in millions)	$(669)	(584)
Time value component (in millions)	$13	28
Copper Put Options:
Pounds of copper put options purchased (in millions)	564	730
Average LME put strike price per pound	$0.950	0.950
Premium cost per pound	$0.020	0.023
Associated pre-tax charges for the 2006 third quarter: (A)
Intrinsic value component (in millions)	$—	—
Time value component (in millions)	$—	—
Associated pre-tax charges for the nine months ended September 30, 2006:(A)
Intrinsic value component (in millions)	$—	—
Time value component (in millions)	$—	(3)

(A)	The 2006 unrealized pre-tax charges resulted from the 2006 LME price average of $3.105 per pound exceeding the $1.632 per pound ceiling of our 2006 zero-premium copper collars. The cumulative pre-tax charges for our 2006 copper collars and copper put options, including amounts recognized in 2005, were approximately $831 million, reflecting primarily intrinsic value charges and put option premiums. The 2007 unrealized pre-tax charges resulted from the 2007 LME price average of $3.285 per pound exceeding the $2.002 per pound ceiling of our 2007 zero-premium copper collars. The cumulative pre-tax charges for our 2007 copper collars and copper put options, including amounts recognized in 2005, were approximately $608 million, consisting of approximately $584 million for the intrinsic value component and approximately $7 million for the time value component, with the remainder for put option premiums.
Transactions under these copper price protection programs do not qualify for hedge accounting treatment under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and are adjusted to fair market value based on the forward curve price and implied volatility as of the last day of the respective reporting period, with the gain or loss recorded in revenues. The actual impact of our 2006 and 2007 zero-premium copper collar price protection programs will not be fully determinable until the maturity of the copper collars at each respective year end, with final adjustments based on the average annual price. During the 2006 first quarter, approximately $187 million was paid to the respective counterparts for the PDMC and El Abra 2005 zero-premium copper collar programs.

4.	Provisionally Priced Copper Sales Outstanding
Certain of PDMC’s sales agreements provide for provisional pricing based on either COMEX or LME prices (as specified in the contract) when shipped. Final settlement is based on the average applicable price for a specified future period (quotational period or QP), generally from one to three months after arrival at the customer’s facility. PDMC records revenues upon passage of title using anticipated pricing based on the commodity exchange forward rate. For accounting purposes, these revenues are adjusted to fair value through earnings each period until the date of final copper pricing. At September 30, 2006, approximately 256 million pounds of copper sales were provisionally priced at an average of $3.430 per pound with final quotational periods of October 2006 through February 2007. Candelaria accounted for approximately 55 percent of the outstanding provisionally priced sales at September 30, 2006.
Phelps Dodge has entered into copper swap contracts to protect certain provisionally priced sales exposures in a manner designed to allow it to receive the average LME price for the month of shipment while our Candelaria customers receive the QP price they requested (i.e., one to three months after month of arrival at the customer’s facility). At October 20, 2006, we had in place copper swap contracts for approximately 69 percent of Candelaria’s provisionally priced copper sales outstanding at September 30, 2006, at an average of $3.484 per pound. This program is expected to ameliorate the volatility provisionally priced copper sales could have on our revenues.
5.	Discontinued Operations
On March 16, 2006, the company completed the sale of Columbian Chemicals Company (Columbian) resulting in sales proceeds of approximately $595 million (including approximately $100 million of Columbian’s foreign-held cash and net of approximately $27 million in taxes and related expenses). As a result of the transaction, the operating results of Columbian have been reported separately from continuing operations and shown as discontinued operations in the Consolidated Statement of Income for all periods presented.
The transaction resulted in net charges of $124.5 million ($72.9 million after-tax and net of minority interests), which were recorded in discontinued operations. Of this amount $94.8 million ($42.6 million after-tax and net of minority interests) was recognized in the 2005 fourth quarter and $29.7 million ($30.3 million after-tax) was recognized during the first nine months of 2006. Additional charges recognized during the first nine months of 2006 consisted of a loss on disposal of $15.4 million ($14.7 million after-tax), transaction and employee-related costs of $14.3 million (before and after taxes) and a deferred income tax benefit reduction of $1.3 million.
The following table details selected financial information, which has been reported as discontinued operations for the quarters and nine months ended September 30, 2006 and 2005:

($ in millions)			Nine Months Ended
	Third Quarter		September 30,
	2006	2005	2006	2005
Sales and other operating revenues	$—	180.8	179.8	546.4

Income from discontinued operations before taxes and loss on disposal	$—	10.3	17.0	36.5
Loss on disposal	(0.2)	—	(29.7)	—
Provision for taxes on income	(0.9)	(4.3)	(5.0)	(14.0)

Income (loss) from discontinued operations	$(1.1)	6.0	(17.7)	22.5